SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2005

               SKYLYNX COMMUNICATIONS, INC.,
(Exact name of registrant as specified in its charter)

Delaware	0-27635	37-1465836
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

500 John Ringling Boulevard, Sarasota, Florida 34242
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (941) 388-2882

________________________________________________
(Former name or former address, if changed since last report)
ITEM 1.01.	ENTRY INTO A MATERIAL AGREEMENT

          On May 27, 2005, SkyLynx Communications, Inc. the (the "Company") executed a definitive Agreement and Plan of Merger ("the Merger Agreement") between and among the Company, an acquisition subsidiary SkyLynx Acquisition Company ("SAC"), and ADTECH Systems, Inc., a Texas corporation ("ADTECH").

          The Merger Agreement provides for the Merger of SAC with and into ADTECH, with ADTECH to be the surviving corporation

          Upon consummation of the Merger, all issued and outstanding shares of ADTECH common stock will be converted automatically into an aggregate of 9,249,998 shares of SkyLynx Series B Convertible Preferred Stock having a Stated Value of $.50 per share (the "Merger Securities"). The Series B Preferred Stock shall have the following rights and preferences:

Voting Rights: Each issued and outstanding share of Series B Preferred shall entitle the holder to one (1) vote on any and all matters presented to the shareholders of SkyLynx for approval, including the election of directors. The Series B Preferred shall vote together with all other outstanding shares of voting securities, voting as a single class.

Dividend: None.

Redemption Right: SkyLynx shall have the right to call for redemption any or all of the outstanding shares of Series B Preferred upon 30 days' written notice. The redemption price to be paid for the shares called for redemption (the "Redemption Price") shall be equal to the Stated Value thereof. Each holder of shares of Series B Preferred called for redemption shall have until the date immediately preceding the redemption date to convert the shares of Series B Preferred into Common Stock of SkyLynx.

Conversion: Each share of Series B Preferred is convertible into one share of Common Stock, at any time, at the option of the holder, subject to adjustment under certain circumstances. In addition, each share of Series B Preferred will automatically convert into an equal number of shares of SkyLynx Common Stock on the fifth anniversary of the date of issue. In addition, each share of Series B Preferred will automatically convert into an equal number of shares of SkyLynx Common Stock in the event (i) there is a registration statement which has been declared effective by the SEC registering for resale the shares of common stock issuable upon such conversion (the "Conversion Stock") (ii) there is a public trading market for the Common Stock, and (iii) the closing bid price of the Common Stock on the principal trading market has been at least 150% of the Stated Value of the Series B Preferred for at least ten (10) consecutive trading days.

Liquidation Preference: $0.50 per share of Preferred Stock, subordinate to the Stated Value of outstanding shares of Series B Preferred and senior to the rights of holders of Common Stock.

          At closing, 4,585,054 of the Merger Securities will be deposited and held under a Closing Escrow Agreement which will provide that 1,146,263 shares will be released, pro rata, upon (i) the collection of the $2,200,000 account receivable from ComTek; an additional 1,146,263 shares will be released, pro rata, upon (ii) the conversion of certain debt into shares of the Series A Preferred Stock; an additional 1,146,263 shares will be released, all-or-none; (iii) when gross revenues for ADTECH as a standalone subsidiary exceeds $20,000,000 in any fiscal year within five (5) years from closing; and an additional 1,146,263 shares will be released, all-or-none (iv) when pre-tax net profit for ADTECH as a stand-alone subsidiary exceeds $500,000 in a fiscal year within five (5) years from closing.

          An additional 5,212,946 shares of a Series A Convertible Preferred Stock of the Company (the "Series A Preferred") will be reserved for issuance in the transaction to the holders of outstanding ADTECH secured and unsecured debt in the approximate amount of $2.6 million, principal and accrued interest. To date, no holder of ADTECH secured or unsecured debt has agreed to accept shares of Series A Preferred Stock of SkyLynx in payment of their debt.

          Concurrently with the Merger, the Board of Directors of SkyLynx will be increased to an odd number of directors, and Richard Weitzel, President and the principal shareholder of ADTECH, will be elected to serve as a Director. Mr. Weitzel will also continue as President and CEO of ADTECH.

          The respective obligations of the parties under the Merger Agreement are subject to the satisfaction or waiver of a number of conditions, including, among others:
*	That the representations and warranties of the respective parties in the Merger Agreement remain true and accurate in all material respects as of the Closing;
*	Approval of the Merger by the Board of Directors and shareholders of ADTECH;
*	That each of the parties to the Merger Agreement has performed in all material respects all of its respective obligations under the Merger Agreement;
*

That no beneficial or record owner of any outstanding shares of ADTECH Common Stock shall have exercised or shall have given notice to SKYLYNX or ADTECH of their intent to exercise any rights under applicable state law, if any, to dissent from the Merger or obtain the payment of the fair market value of such shares of ADTECH Common Stock in lieu of participating in the Merger in accordance with the terms and subject to the conditions set forth herein.

          ADTECH intends to call a meeting of its shareholders to vote upon the Merger Agreement as soon as practicable. Richard Weitzel, the Chief Executive Officer and principal shareholder of ADTECH, owns 80% of the total issued and outstanding shares of common stock of ADTECH and intends to vote in favor of the Merger. Therefore, approval of the Merger Agreement by the ADTECH shareholders is assured.

          The Merger Securities will be issued to the ADTECH shareholders without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon an exemption from the registration requirements of the Securities Act set forth in Section 4(2) and Regulation D thereunder. When issued, the Merger Securities will be "restricted securities" within the meaning of Rule 144 under the Securities Act and will be subject to restrictions on resale.

          The Merger Agreement will terminate if the Merger has not been consummated by June 30, 2005, which deadline may be extended by mutual agreement of the parties.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS
(c)	Exhibits
Item	Title
1.0	Merger Agreement dated May 27, 2005

SIGNATURE

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
SKYLYNX COMMUNICATIONS, INC.
Date: May 31, 2005	By: /s/ Gary L. Brown Gary L. Brown, President and Chief Executive Officer